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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant /X/
Filed by a party other than the registrant /_/


Check the appropriate box:
/_/      Preliminary proxy statement
/_/ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/_/      Definitive proxy statement
/_/      Definitive additional materials
/X/      Soliciting material pursuant to Rule 14a-12


                        American Financial Holdings, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
/X/   No fee required.
/_/   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

                  N/A
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(2)   Aggregate number of securities to which transactions applies:
                  N/A
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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                  N/A
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(4)   Proposed maximum aggregate value of transaction:
                  N/A
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(5)   Total fee paid:

/_/   Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:
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(3)   Filing party:
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(4)   Date filed:
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     On August 22, 2002, American Financial Holdings, Inc. ("American") and
Banknorth Group, Inc. ("Banknorth") issued the following joint press release which reported that Banknorth and American had entered into an Agreement and Plan of Merger, dated August 22, 2002, pursuant to which American will be merged with and into Banknorth, with Banknorth being the surviving entity:


BANKNORTH GROUP TO ACQUIRE AMERICAN FINANCIAL AND
EXPAND COMPANY'S CONNECTICUT PRESENCE NEARLY FOUR-FOLD

PORTLAND, Maine--(BUSINESS WIRE)--Aug. 22, 2002-- (A Conference Call on Banknorth's acquisition of American Financial will be held tomorrow, August 23, 2002, at 8:30 a.m. Eastern Time. Dial in number for USA and Canada is 877 585-2577, passcode is 5381770. International dial in number is 706 679-7449, passcode is 5381770. A replay of the conference call will be available approximately one hour after the completion of the call. The replay dial in number for USA and Canada is 800 642-1687, passcode is same as live call. The international replay dial in number is 706 645-9291, passcode is same as live call. A live webcast of the presentation and webcast replay are available at www.banknorth.com, Investor Relations.

The presentation to be utilized in the Conference Call is available at the Company's web site www.banknorth.com. Go to Investor Relations page, select the Presentations bar.)

Banknorth Group, Inc. (NASDAQ: BKNG - News), announced today that it has signed a definitive agreement to acquire American Financial Holdings, Inc. (NASDAQ:
AMFH - News) and nearly quadruple its size in Connecticut. American Financial is the $2.9 billion parent company of American Savings Bank and recent acquirer of American Bank of Connecticut. The transaction is valued at approximately $709.3 million in cash and stock.

Banknorth Group currently operates a $1 billion banking division in Connecticut (inclusive of the end of the month closing of its acquisition of Bancorp Connecticut, Inc.) and is a $21.3 billion banking and financial services holding company with operations also in Maine, Massachusetts, New Hampshire, Vermont and upstate New York.

At June 30, 2002, American Financial, with 34 branches in central Connecticut, had total deposits of $1.9 billion, total loans of $1.7 billion and shareholders' equity of $443.6 million. The transaction will improve Banknorth's Connecticut market position from 14th to 5th, from a 1% deposit share to a better than 4% deposit share. The transaction is particularly notable in important Hartford County, where Banknorth's market share will improve from 7th to 3rd.

"We are very excited to take this giant step in the development of our market presence in Connecticut," said William J. Ryan, Banknorth Chairman, President and Chief Executive Officer. "American Financial has the kind of deep community banking roots that we seek in our acquisitions. It's a great company that helps us continue our efforts to become a major banking and financial services provider in Connecticut."

"Our Board carefully considered the interests of our shareholders, customers, employees and the community and determined that Banknorth Group was an ideal merger partner," said Robert T.


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Kenney, American Financial Holdings Chairman, President and Chief Executive
Officer. "As an organization, we have accomplished so much and operated at a very high level of performance; however our future growth potential was limited. It was important for us to team up with an institution that is committed to building on our successes - an institution that shares our commitment to superior personal service and will be able to offer our customers an even wider array of banking services to meet their needs."

Mr. Kenney also noted that the American Savings Foundation established by American Savings Bank in 1995 would "continue to operate as an independent community resource to meet the needs of our area communities." The foundation had $72 million in assets at June 30, 2002.

Banknorth Group, headquartered in Portland, Maine, operates in Connecticut as Banknorth Connecticut. The Company previously acquired Glastonbury Bank & Trust and will close the acquisition of Southington Savings Bank on August 31, 2002. Banknorth's acquisition strategy in the past year has emphasized Connecticut and Massachusetts, building out from the Company's traditional northern New England strongholds in Maine, New Hampshire and Vermont, where it has a combined leading market share.

Under the terms of the agreement, American Financial shareholders can elect to receive either $32.00 or 1.22 shares of Banknorth common stock for each share of American Financial stock they own, plus cash in lieu of any fractional share interest. Elections will be subject to allocation procedures which are intended to ensure that 50% of the American Financial common stock outstanding immediately prior to the completion of the transaction will be converted into shares of Banknorth common stock.

The transaction is intended to qualify as a reorganization for federal income tax purposes. As a result, the shares of American Financial stock exchanged for Banknorth stock will be transferred on a tax-free basis.

The transaction is valued at 161% of American Financial book value per share at June 30, 2002 and 16.5 times consensus estimated earnings per share of American Financial for 2003, based on a $32.00 per share cash price.

The definitive agreement has been approved by the Boards of Directors of Banknorth and American Financial. The transaction is subject to all required regulatory approvals, the approval by shareholders of American Financial and other customary conditions. The transaction is expected to be completed in the first quarter of 2003 with operational integration to follow soon after.

Banknorth Group, Inc. is one of the country's 35 largest commercial banking companies with total assets of $21.3 billion at June 30, 2002. The Company's banking subsidiary, Banknorth, NA, operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont. Banknorth also operates subsidiaries and divisions in insurance, investment planning, money management, leasing, merchant services, mortgage banking, government banking and other financial services.

Transaction advisors to Banknorth were Keefe, Bruyette & Woods, Inc. and to American Financial were Sandler O'Neill & Partners L.P.


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This press release contains forward-looking statements with respect to the financial condition, results of operations and business of Banknorth upon consummation of the acquisition of American Financial, including statements relating to: (a) the estimated cost savings and accretion to reported earnings that will be realized from the acquisition and (b) the merger charges expected to be incurred in connection with the acquisition. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Banknorth and American Financial are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Banknorth will be doing business, are less favorable than expected; or (7) legislation or changes in regulatory requirements adversely affect the businesses in which Banknorth would be engaged.

     Banknorth  and  American   Financial  will  be  filing  relevant  documents
concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Banknorth will be available free of charge from the Secretary of Banknorth (Carol L. Mitchell, Secretary, Banknorth Group, Inc., Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540, telephone (207) 761-8500), and documents filed with the SEC by American Financial will be available free of charge from the Secretary of American Financial (Richard J. Moore, Secretary, American Financial Holdings, Inc., 102 West Main Street, New Britain, Connecticut 06051, telephone (877) 677-2634). The directors and executive officers of American Financial may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of American Financial and ownership of American Financial common stock is set forth in the proxy statement filed by American Financial with the SEC on (March 27, 2002). Additional information about the interests of those participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed acquisition when it becomes available. AMERICAN FINANCIAL INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

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CONTACT:
     At Banknorth Group
     Brian Arsenault, 207/761-8517
     or
     At American Financial Holdings
     American Savings Bank
     Sheri C. Pasqualoni, 860/827-2585